Exhibit 99.1

Contact:	MRB Investor Relations
Charles Nelson
Phone: (212) 495-0200 ext. 15
Fax: (212) 495-0746
cnelson@mrb-ir.com

Nicholas Furnari
Phone: (212) 495-0200 ext. 17
Fax: (212) 495-0746
nfurnari@mrb-ir.com

AXCESS:	Ben Donohue
AXCESS Inc.
972.407.6080

Equitis Initiates Equity Research Coverage of AXCESS Inc.

Market Positioning, Technology and Product Superiority Cited as Growth Drivers

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Dallas, TX. August 11, 2003 — AXCESS Inc. (OTC BB:AXSI), a leader in automatic, intelligent electronic surveillance solutions for the security industry announced today that Equitis Inc. has initiated equity research coverage on the Company.  The report is now available on the two Companies websites: www.axsi.com and www.equitis.net.

AXCESS deploys patented network-based video surveillance and battery-powered “active” radio frequency identification (RFID) to make security systems more pervasive, economical, and more effective.  In the enterprise, the Company has focused on key leverage points in the security system such as personnel access control, vehicle gate control, IT asset protection, remote video surveillance, and security video recording using the corporate network.

Equitis is an independent research services company focusing on the Technology, Media & Telecommunications, Financial Services, Healthcare and Special Situations sectors.   It provides equity research support for financial institutions and independent research for publicly traded companies in the United States.

“Equitis has developed an expertise in advanced technology solutions and has followed AXCESS and our progress for the last two years”, said Allan Griebenow, President and CEO of AXCESS. “We are pleased to have Equitis Inc. provide analysis for the company”.